Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

S-1

(Form Type)

Wag! Group Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (7)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock (3)	457(c)	16,395,564	$4.91	$80,502,219.24 (6)	0.0000927	$7,462.56
	Equity	Common stock (4)	457(c)	13,801,993	$4.91	$67,767,785.63 (6)	0.0000927	$6,282.07
	Equity	Warrants to purchase Common stock (5)	457(c)	3,895,564	—	—	—	—(8)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$148,270,004.87	0.0000927	$13,744.63
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due

(2)

Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(3)

Consists of (i) up to 3,895,564 shares of common stock issuable upon the exercise of warrants (the “Private Placement Warrants”) originally issued in a private placement to CHW Acquisition Sponsor, LLC (the “Sponsor”) in connection with the initial public offering of CHW Acquisition Corporation (“CHW”) and (ii) up to 12,500,000 shares of common stock issuable upon the exercise of warrants (the “Public Warrants”) originally issued in the initial public offering of CHW.

(4)

Consists of (i) up to 500,000 shares of common stock issued in a private placement pursuant to subscription agreements entered into on February 2, 2022, (ii) up 3,895,564 shares of common stock issuable upon exercise of the Private Placement Warrants, (iii) 72,434 shares of common stock pursuant to the net exercise of the Wag! Common Warrants, (iv) up to 3,117,500 shares of common stock (including shares issuable upon the exercise of convertible securities) pursuant to that certain Amended and Restated Registration Rights Agreement, dated August 9, 2022, between us and the selling securityholders granting such holders registration rights with respect to such shares, (iv) up to 6,166,495 shares of common stock issuable upon the exercise of options and restricted stock units originally issued to officers and directors of Wag Labs, Inc. (“Legacy Wag!”) and (v) 50,000 shares of common stock pursuant to that certain Engagement Letter, dated August 12, 2022, between us and Craig-Hallum Capital Group LLC (the “Craig-Hallum Engagement Letter”).

(5)Represents the resale of 3,895,564 Private Placement Warrants.

(6)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of common stock of Wag! Group Co. on the Nasdaq Global Market on September 9, 2022 (such date being within five business days of the date that this registration statement was first filed with the SEC) in accordance with Rule 457(c) of the Securities Act.

(7)	Calculated pursuant to Rule 457 promulgated under the Securities Act by determining the product of (i) the proposed maximum aggregate offering price and (ii) 0.0000927.

(8)

In accordance with Rule 457(i), the entire registration fee for the Private Warrants is allocated to the shares of common stock underlying the Private Warrants, and no separate fee is payable for the Private Warrants.